EXHIBIT 99.1

CONTACT:	Michal D. Cann — President & CEO
	Rick A. Shields — EVP & Chief Financial Officer	NEWS RELEASE
360.679.3121
Washington Banking Profits Rise 3% to $2.3 Million and Diluted EPS to $0.25 in First Quarter of 2008
with Solid Asset Quality
OAK HARBOR, WA – April 24, 2008 – Washington Banking Company (NASDAQ: WBCO), the holding company for Whidbey Island Bank, today reported that solid credit quality, strong loan growth and improved efficiency contributed to first quarter 2008 profits rising 3% over first quarter a year ago. In the 2008 first quarter, Washington Banking earned $2.3 million, or $0.25 per diluted share, compared to $2.3 million, or $0.24 per diluted share, in the first quarter a year ago. In the fourth quarter of 2007 Washington Banking earned $1.9 million or $0.19 per diluted share.
“Our consistent credit culture, which is reinforced by a compensation policy that rewards long-term credit quality, has allowed us to avoid most of the turmoil in the market, thus far,” said Michal Cann, President and CEO. “We are targeting commercial and industrial lending and gaining market share in this important business segment.”
“While shareholders have approved our merger into Frontier Financial (NASDAQ: FTBK), the merger remains subject to regulatory approval. We are moving ahead as an independent bank until the merger is completed,” Cann added.
FIRST QUARTER 2008 FINANCIAL HIGHLIGHTS
First quarter 2008 highlights, compared to the like period last year, include:
•	Loans receivable increased 11% to $815 million.

•	Commercial and industrial loans increased 19%.

•	Nonperforming assets as a percentage of total assets improved to 0.37%.

•	The allowance for loan losses held steady at a strong 1.40% of total loans.

•	Net interest margin decreased 28 basis points to 4.69%.

•	Efficiency ratio improved 331 basis points to 59.98%.
At March 31, 2008, total assets increased 9% to $893 million from $816 million a year ago. Total loans grew 11% to $815 million from $732 million at March 31, 2007.
At the end of March 2008, Washington Banking had reduced its exposure to construction loans, which accounted for 18% of its loan portfolio, down from 20% a year earlier. Commercial loans accounted for 13% of total loans, compared to 12% at the end of the first quarter last year. Commercial real estate loans were 38% of total loans, compared to 34% a year earlier. Single-family home mortgages accounted for 7% of the loan portfolio at the end of March, compared to 7% last March. Consumer loans represented 24% of total loans.
“Nonperforming loans and nonperforming assets have both improved since year-end,” said Rick Shields, Executive Vice President and CFO. “As we said last quarter, our lending focus is on the regional business community, and we are working hard to maintain our strong asset quality.” Nonperforming assets improved to $3.3 million at March 31, 2008, compared to $4.3 million at December 31, 2007 and $3.6 million at the end of the first quarter a year ago. Nonperforming assets were 0.37% of total assets at the end of this year’s first quarter, compared to 0.49% at year-end 2007 and 0.44% a year ago. The allowance for loan losses was $11.4 million, or 831% of nonperforming loans and 1.40% of total loans as of March 31, 2008.
“Deposits grew 3% over the past year, reflecting the continuing strong competition in the Pacific Northwest banking market. As a result, we are utilizing borrowed funds to help supplement our funding needs,” Shields noted.
The rapid cuts in interest rates at the Federal Reserve negatively impacted net interest margin in the first quarter of 2008. First quarter net interest margin was only 2 basis points below that of the fourth quarter, and it was down 28 basis points from the first quarter a year ago. On a fully tax-equivalent basis, the net interest margin was 4.69% in the first quarter, compared to 4.71% in the preceding quarter and 4.97% in the first quarter of 2007.
“About one third of our loan portfolio is tied to the prime rate, so the recent interest rate cuts have certainly impacted that portion of our portfolio. About another one third adjusts more slowly, and that, combined with the one third of our loan portfolio that is fixed-rate, should mitigate declines of our net interest margin,” Shields added.
In the first quarter, the yield on earning assets was 7.61%, down from 7.92% at the end of December and 8.07% for the first quarter of 2007. The cost of interest-bearing liabilities was 3.39% in the quarter, 3.77% in the immediate prior quarter and 3.68% in the first quarter a year ago.
(more)

WBCO – 1Q07 Results
April 24, 2007

In the first quarter of 2008, interest income increased 6% while interest expense increased 5% compared to the first quarter of 2007. Consequently, net interest income increased 6% to $9.5 million from $9.0 million in the first quarter of 2007. First quarter noninterest income was $1.8 million, basically unchanged from the fourth quarter of 2007 as well as the first quarter a year ago.
Noninterest expense declined 12% to $6.9 million in the first quarter of 2008 compared to $7.9 million in the immediate prior quarter and 1% from $6.9 million in the first quarter of 2007. “Because of our pending merger, we are keeping a tight lid on compensation and benefits costs, which contributed to overall lower noninterest expenses in the first quarter,” said Cann. Washington Banking’s efficiency ratio improved to 59.98% in the 2008 first quarter compared to 68.61% in the preceding quarter and 63.29% in the first quarter a year ago.
On March 27, 2008 shareholders approved the merger of Washington Banking into Frontier Financial. The closing of the merger is subject to the approval of the Federal Deposit Insurance Corporation (FDIC), final board approval and other closing conditions. Frontier has not received FDIC approval and no assurances can be given as to when or whether the FDIC will approve the application. At this time the closing cannot be assured and the closing date of the transaction cannot be determined.
ABOUT WASHINGTON BANKING COMPANY
Washington Banking Company is a bank holding company based in Oak Harbor, Washington, that operates Whidbey Island Bank, a state-chartered full-service commercial bank. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 19 full-service branches located in five counties in Northwestern Washington.
This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The words “anticipate,” “expect,” “will,” “believe,” and words of similar meaning are intended, in part, to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are subject to risk and uncertainty that may cause actual results to differ materially. In addition to discussions about risks and uncertainties set forth from time to time in Frontier Financial Corporation and Washington Banking Company’s respective filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic condition; (2) changes in interest rates and their impact on net interest margin; (3) competition among financial institutions; (4) legislation or regulatory requirements; (5) the ability to realize the efficiencies expected from investment in personnel and infrastructure; and (6) successful completion of the merger, the closing of which remains subject to customary closing conditions. Neither Frontier Financial Corporation nor Washington Banking Company undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.
(more)

WBCO — 1Q07 Results
April 24, 2007

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Quarter Ended	Quarter Ended	Three	Quarter Ended	One
	March 31,	December 31,	Month	March 31,	Year
($ in thousands, except per share data)	2008	2007	Change	2007	Change

Interest Income
Loans	$15,360	$15,812	-3%	$14,428	6%
Taxable Investment Securities	110	135	-19%	133	-17%
Tax Exempt Securities	51	59	-14%	71	-28%
Other	5	21	-76%	32	-84%

Total Interest Income	15,526	16,028	-3%	14,664	6%

Interest Expense
Deposits	5,295	6,017	-12%	5,323	-1%
Other Borrowings	304	62	393%	34	783%
Junior Subordinated Debentures	405	471	-14%	338	20%

Total Interest Expense	6,004	6,550	-8%	5,695	5%

Net Interest Income	9,522	9,478	0%	8,969	6%

Provision for Loan Losses	1,025	800	28%	550	86%

Net Interest Income after Provision for Loan Losses	8,497	8,678	-2%	8,419	1%

Noninterest Income
Service Charges and Fees	726	772	-6%	816	-11%
Income from the Sale of Loans	90	109	-17%	155	-42%
Other Income	979	927	6%	833	18%

Total Noninterest Income	1,795	1,808	-1%	1,804	-1%

Noninterest Expense
Compensation and Employee Benefits	3,990	4,373	-9%	4,411	-10%
Occupancy and Equipment	949	938	1%	956	-1%
Office Supplies and Printing	119	103	15%	130	-8%
Data Processing	161	170	-5%	141	14%
Merger Related Expense	81	513	-84%	—	100%
Consulting and Professional Fees	215	294	-27%	171	26%
Other	1,364	1,460	-7%	1,115	22%

Total Noninterest Expense	6,879	7,851	-12%	6,924	-1%

Income Before Income Taxes	3,413	2,636	29%	3,299	3%
Provision for Income Taxes	1,076	785	37%	1,032	4%

Net Income	$2,337	$1,851	26%	$2,267	3%

Earnings per Common Share

Net Income per Share, Basic (1)	$0.25	$0.19	25%	$0.24	4%

Net Income per Share, Diluted (1)	$0.25	$0.19	26%	$0.24	4%

Average Number of Common Shares Outstanding	9,432,000	9,365,000		9,389,000
Fully Diluted Average Common and Equivalent Shares Outstanding	9,514,000	9,500,000		9,558,000

(1)	Earnings information excluding the merger related expense represent non-GAAP (Generally Accepted Accounting Principles) financial measures. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide more useful and comparative information to assess trends in the Company’s core operations reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable earnings information using GAAP financial measures.
(more)

WBCO — 1Q07 Results
April 24, 2007

CONSOLIDATED BALANCE SHEETS (unaudited)

			Three		One
	March 31,	December 31,	Month	March 31,	Year
($ in thousands except per share data)	2008	2007	Change	2007	Change

Assets
Cash and Due from Banks	$21,377	$18,795	14%	$21,516	-1%
Interest-Bearing Deposits with Banks	404	257	57%	783	-48%
Fed Funds Sold	2,415	—	100%	4,640	-48%

Total Cash and Cash Equivalents	24,196	19,052	27%	26,939	-10%

Investment Securities Available for Sale	12,494	13,832	-10%	16,748	-25%

FHLB Stock	1,984	1,984	0%	1,984	0%

Loans Held for Sale	453	2,347	-81%	4,717	-90%

Loans Receivable	814,993	805,862	1%	731,895	11%
Less: Allowance for Loan Losses	(11,404)	(11,126)	3%	(10,212)	12%

Loans, Net	803,589	794,736	1%	721,683	11%

Premises and Equipment, Net	24,906	25,138	-1%	23,235	7%
Bank Owned Life Insurance	16,618	16,517	1%	11,017	51%
Other Real Estate Owned	1,890	1,440	31%	—	100%
Other Assets	6,879	7,243	-5%	9,566	-28%

Total Assets	$893,009	$882,289	1%	$815,889	9%

Liabilities and Shareholders’ Equity
Deposits:
Noninterest-Bearing Demand	$98,003	$101,539	-3%	$101,222	-3%
NOW Accounts	140,568	140,145	0%	155,997	-10%
Money Market	130,044	133,265	-2%	109,918	18%
Savings	42,682	41,888	2%	49,282	-13%
Time Deposits	334,449	341,517	-2%	309,954	8%

Total Deposits	745,746	758,354	-2%	726,373	3%

FHLB Overnight Borrowings	11,500	20,500	-44%	—	100%
Other Borrowed Funds	30,000	—	100%	—	100%
Junior Subordinated Debentures	25,774	25,774	0%	15,007	72%
Other Liabilities	4,277	4,091	5%	5,728	-25%

Total Liabilities	817,297	808,719	1%	747,108	9%

Shareholders’ Equity:
Common Stock (no par value) Authorized 13,679,757 Shares:
Issued and Outstanding 9,476,360 at 3/31/08 9,453,767 at 12/31/07 and 9,445,867 at 3/31/07	33,077	32,812	1%	33,952	-3%
Retained Earnings	42,421	40,652	4%	34,852	22%
Other Comprehensive Income (Loss)	214	106	101%	(23)	561%

Total Shareholders’ Equity	75,712	73,570	3%	68,781	10%

Total Liabilities and Shareholders’ Equity	$893,009	$882,289	1%	$815,889	9%

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WBCO – 1Q07 Results
April 24, 2007

ASSET QUALITY (unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2008	2007	2007

Allowance for Loan Losses Activity:

Balance at Beginning of Period	$11,126	$10,755	$10,048
Indirect Loans:
Charge-offs	(363)	(423)	(135)
Recoveries	171	144	54

Indirect Net Charge-offs	(192)	(279)	(81)

Other Loans:
Charge-offs	(659)	(288)	(458)
Recoveries	104	138	153

Other Net Charge-offs	(555)	(150)	(305)

Total Net Charge-offs	(747)	(429)	(386)
Provision for Loan Losses	1,025	800	550

Balance at End of Period	$11,404	$11,126	$10,212

Net Charge-offs to Average Loans:

Indirect Loans Net Charge-offs, to Avg Indirect Loans, Annualized (1)	0.67%	0.99%	0.31%
Other Loans Net Charge-offs, to Avg Other Loans, Annualized (1)	0.32%	0.09%	0.20%
Net Charge-offs to Average Total Loans (1)	0.37%	0.21%	0.21%

	March31,	December31,	March31,
	2008	2007	2007

Nonperforming Assets
Nonperforming Loans (2)	$1,373	$2,839	$3,609
Other Real Estate Owned	1,890	1,440	—

Total Nonperforming Assets	$3,263	$4,279	$3,609

Nonperforming Loans to Loans (1)	0.17%	0.35%	0.49%
Nonperforming Assets to Assets	0.37%	0.49%	0.44%
Allowance for Loan Losses to Nonperforming Loans	830.59%	395.41%	282.95%
Allowance for Loan Losses to Nonperforming Assets	349.49%	262.34%	282.95%
Allowance for Loan Losses to Loans	1.40%	1.38%	1.40%

Loan Composition
Commercial	105,641	$102,284	$88,781
Real Estate Mortgages
One-to-Four Family Residential	55,128	56,636	54,045
Commercial	311,188	296,902	250,399
Real Estate Construction
One-to-Four Family Residential	102,742	101,912	96,627
Commercial	41,335	44,735	47,849
Consumer
Indirect	112,351	114,271	109,466
Direct	84,053	86,716	82,510
Deferred Fees	2,555	2,406	2,218

Total Loans	$814,993	$805,862	$731,895

(1)	Excludes Loans Held for Sale.

(2)	Nonperforming loans includes nonaccrual loans plus accruing loans 90 or more days past due.
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WBCO — 1Q07 Results
April 24, 2007

FINANCIAL STATISTICS (unaudited)

	Quarter Ended	Quarter Ended	Quarter Ended
	March 31,	December 31,	March 31,
($ in thousands, except per share data)	2008	2007	2007

Revenues (1)(2)	$11,470	$11,443	$10,939

Averages
Total Assets	$880,282	$867,357	$797,778
Loans and Loans Held for Sale	811,128	791,546	723,735
Interest-Earning Assets	826,659	810,783	745,467
Deposits	742,678	759,676	707,395
Shareholders’ Equity	$74,264	$72,439	$67,164

Financial Ratios
Return on Average Assets, Annualized	1.06%	0.85%	1.15%
Return on Average Equity, Annualized	12.62%	10.14%	13.69%
Average Equity to Average Assets	8.44%	8.35%	8.42%
Efficiency Ratio (2)	59.98%	68.61%	63.29%
Yield on Earning Assets (2)	7.61%	7.92%	8.07%
Cost of Interest Bearing Liabilities	3.39%	3.77%	3.68%
Net Interest Spread	4.22%	4.15%	4.39%
Net Interest Margin (2)	4.69%	4.71%	4.97%

	March31,	December31,	March31,
	2008	2007	2007

Period End
Book Value Per Share	$7.99	$7.78	$7.28

(1)	Revenues is the fully tax-equivalent net interest income before provision for loan losses plus noninterest income.

(2)	Fully tax-equivalent is a non-GAAP performance measurement that management believes provides investors with a more accurate picture of the net interest margin, revenues and efficiency ratio for comparative purposes. The calculation involves grossing up interest income on tax-exempt loans and investments by an amount that makes it comparable to taxable income.
Note: Transmitted on Business Wire at 3:30 a.m. PDT, April 24, 2008.

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